Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS $115 MILLION IN ADJUSTED EBITDA EXCLUDING TRANSITION AND RESTRUCTURING COSTS1 FOR THE FULL YEAR 2008

WARREN, N.J., March 3, 2009 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today reported its financial and operational results for the fourth quarter and full year ended December 31, 2008.

Full year 2008 highlights2:

•	End of period subscribers of 5.4 million, up 6% year over year

•	Total operating revenues of $1.3 billion, Net service revenues of $1.2 billion; both flat year over year

•	Adjusted EBITDA of $101.1 million; Adjusted EBITDA excluding transition and restructuring costs of $115.2 million, up 16% year over year[1]

•	Net income of $7.9 million versus net income of $4.2 million, up 88% year over year

•	Diluted earnings per share of $0.13; Adjusted earnings per share of $0.26[1] compared to pro forma earnings per diluted share of $0.06 for 2007

•	Free cash flow of $25.7 million up 130% from 2007; Unlevered free cash flow of $57.8 million

Fourth quarter 2008 highlights2:

•	Total operating revenues of $347.1 million, Net service revenues of $326.7 million; up 5% and 10% year over year, respectively

•	Adjusted EBITDA of $12.6 million; Adjusted EBITDA excluding transition and restructuring costs of $18.0 million, up 84% year over year[1]

•	Gross customer additions of 960,421, flat year over year

•	Net customer additions of 216,005, up 3% year over year

•	Net loss of ($4.4) million compared to net loss of ($14.7) million in the fourth quarter 2007

•	Diluted loss per share of ($0.12); Adjusted net loss per share of $(0.05)[1]; compared to pro forma loss per diluted share of ($0.28)[3] in the fourth quarter of 2007

[1]

Excludes transition and restructuring costs related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling approximately $5.4 million in the fourth quarter and $14.1 million in the full year 2008. Adjusted earnings (loss) per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings (loss) are net of minority interest and taxes.

[2]	All highlights include the impact of the acquisition of Helio, which closed on August 22, 2008.
[3]	Pro forma earnings (loss) per diluted share reflects the shares issued in the IPO as outstanding for all of 2007.

“Our fourth quarter results reflect the positive benefits of the strategic initiatives executed throughout the year,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “The popularity of our postpaid and renewed hybrid service plans, launched midyear contributed to growth in ARPU in the second half of the year, while reducing churn. The operational efficiencies we’ve implemented have allowed us to grow Adjusted EBITDA in the fourth quarter by 84% year over year, excluding transition and restructuring costs from the acquisition of Helio and our outsourcing of IT services to IBM.”

Schulman continued, “During difficult economic times, we believe that our service plans are even more relevant to consumers searching for value and flexibility. Our full year results reflect the strength of our offer and the resilience of our business model in this environment. In a challenging year, we produced $115.2 million in Adjusted EBITDA excluding transition and restructuring costs, and $25.7 million in free cash flow, reflecting strong growth in both metrics. The intrinsic value of our service plans, combined with our lean cost structure and our continued ability to innovate, position us for continued growth in these metrics in 2009.”

Overview and Basis of Presentation

Financial results for Helio are included in Virgin Mobile USA’s results beginning on August 22, 2008. The financial results for the fourth quarter and full year ended December 31, 2007 presented in this release reflect the retroactive consolidation of Virgin Mobile USA, Inc., Virgin Mobile USA, L.P., and Bluebottle USA Investments L.P. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. Virgin Mobile USA is also presenting its earnings per share for the fourth quarter and full year ended December 31, 2007 on a pro forma basis which reflects the shares issued in the IPO as outstanding for all of 2007.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, ARPU, CCPU, CPGA, free cash flow, unlevered free cash flow, Adjusted EBITDA excluding transition and restructuring costs and Adjusted EBITDA margin excluding transition and restructuring costs, Adjusted earnings (loss) per share excluding the amortization of intangibles and Adjusted earnings (loss) per share excluding the amortization of intangibles, and transition and restructuring costs which are not calculated in accordance with GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless service providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Change in Accounting Principle

Effective December 31, 2008, we elected to change the method of accounting for regulatory fees and tax surcharges, primarily Universal Service Fund, or USF contributions from a net basis to a gross basis in the Statements of Operations. As originally reported, we accounted for USF contributions on a net basis such that the USF remittance to the government agencies was recorded as cost of service and the surcharge collected from customers to cover our costs and contributions was recorded as a reduction of cost of service. We changed our accounting policy to account for USF contributions on a gross basis such that USF collected from customers is recorded in net service revenue and remittances to government agencies is recorded in cost of service. This change in accounting policy increases both net service revenue and cost of service by $13.3 million and $12.5 million during the years ended December 31, 2008 and 2007, respectively. This change in accounting policy does not change previously reported operating income (loss) or net income (loss).

Key Financial & Operating Results for the Fourth Quarter and Full Year 2008

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
($ in thousands, except per share amounts)	(Unaudited)		(Unaudited)
Net service revenue	$326,677	$296,780	$1,235,870	$1,239,533
Total operating revenue	347,079	329,728	1,323,493	1,325,423
Operating income	(2,681)	(2,635)	47,989	57,801
Net income	(4,417)	(14,713)	7,945	4,218
Adjusted EBITDA	12,592	9,771	101,127	99,694
Adjusted EBITDA margin	3.9%	3.3%	8.2%	8.0%
Adjusted EBITDA excluding transition and restructuring costs(1)	17,988	9,771	115,224	99,694
Earnings (loss) per common share - basic	$(0.09)	$(0.30)	$0.13	$0.13
Earnings (loss) per common share - diluted	$(0.12)	$(0.30)	$0.13	$0.08
Adjusted (loss) earnings per common share - diluted(1)	$(0.08)	N/A	$0.17	N/A
Adjusted (loss) earnings per share excluding amortization of intangible assets, and transition and restructuring costs - diluted(1)	$(0.05)	N/A	$0.26	N/A
Pro forma (loss) earnings per common share - diluted(2)	N/A	$(0.28)	N/A	$0.06
Interest expense - net	6,532	11,611	30,709	53,391
Capital expenditures			18,773	28,443

[1]

Excludes transition and restructuring costs related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling approximately $5.4 million in the fourth quarter and $14.1 million in the full year 2008. Adjusted earnings (loss) per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings (loss) per share are net of minority interest and taxes.

[2]	The calculation of pro forma (loss) earnings per diluted share reflects the shares issued in the IPO as if they were outstanding for all of 2007.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Gross additions	960,421	957,541	3,305,857	3,384,460
Churn	4.8%	5.1%	5.2%	4.9%
Net customer additions	216,005	209,669	119,237	511,796
End-of-period customers	5,380,310	5,085,886	5,380,310	5,085,886
ARPU	$21.14	$20.36	$20.30	$21.24
CCPU	$13.99	$11.77	$12.74	$13.05
CPGA	$101.93	$120.68	$108.68	$111.66
Free cash flow			$25,720	$11,206
Unlevered free cash flow			$57,776	$62,657

During the fourth quarter of 2008, Virgin Mobile USA’s net service revenue was $326.7 million, an increase of 10% versus the same period last year. Virgin Mobile USA’s net service revenue in the year ended December 31, 2008 was $1.2 billion, consistent with net service revenue in the year ended December 31, 2007. Net service revenue for 2008 benefited from the acquisition of Helio as well as the accelerating adoption of our higher value hybrid plans, particularly in the second half of the year.

Adjusted EBITDA in the fourth quarter of 2008 was $12.6 million. Adjusted EBITDA excluding transition and restructuring costs in the fourth quarter of 2008 was $18.0 million, an increase of 84% compared to Adjusted EBITDA of $9.8 million in the fourth quarter of 2007. Transition and restructuring costs in the fourth quarter of 2008 included approximately $2.9 million in transition costs associated with the acquisition of Helio and approximately $2.5 million of restructuring costs associated with the outsourcing of IT services to IBM and costs related to a headcount reduction announced in November 2008. Adjusted EBITDA margin was 3.9% in the fourth quarter of 2008. Adjusted EBITDA margin excluding transition and restructuring costs was 5.5% in the fourth quarter of 2008, up from 3.3% in the fourth quarter of 2007. Virgin Mobile USA continued to increase its profitability due to ongoing operating cost efficiencies and the continued benefit from favorable adjustments to our network costs.

In the year ended December 31, 2008 Adjusted EBITDA was $101.1 million. Adjusted EBITDA excluding transition and restructuring costs in the year ended December 31, 2008 was $115.2 million, an increase of 16% year over year. Adjusted EBITDA margin in the year ended December 31, 2008 was 8.2%. Adjusted EBITDA margin excluding transition and restructuring costs for the year was 9.3%, compared to 8.0% in the year ended December 31, 2007. Adjusted EBITDA margin excluding transition and restructuring costs benefited from operational cost efficiencies implemented in the second half of 2008, which are expected to produce continued operational benefits in 2009.

Virgin Mobile USA’s net loss for the quarter ended December 31, 2008 was ($4.4) million, compared to a net loss of ($14.7) million for the fourth quarter of 2007. Net income for the year ended December 31, 2008 was $7.9 million compared to $4.2 million for the year ended December 31, 2007. Net income in 2008 was impacted by $2.4 million in minority interest expense and $5.6 million incremental expense related to our tax receivable agreements, neither of which existed in the prior year period. Virgin Mobile USA was not a taxpayer prior to its initial public offering in October of 2007.

Adjusted diluted loss per share excluding amortization of intangible assets and transition and restructuring costs was ($0.05) in the fourth quarter of 2008 compared to diluted loss per share of ($0.30) for the fourth quarter of 2007. Pro forma diluted earnings per share, which is adjusted to reflect the shares issued in the IPO as outstanding for the entire period, was ($0.28) in the fourth quarter of 2007. Pro forma diluted loss per share in the year ended December 31, 2007 was $0.06, compared with diluted earnings per share excluding amortization of intangible assets and transition and restructuring costs in the full year 2008 of $0.26, reflecting growth of over 300% from 2007.

Free cash flow totaled $25.7 million in the year ended December 31, 2008, up 130% from $11.2 million in the year ended December 31, 2007. The increase in free cash flow is a result of the reduction throughout 2008 of Virgin Mobile USA’s senior secured loan and related interest expense payments as well as ongoing cost efficiencies in Virgin Mobile USA’s model. Capital expenditures for the year ended December 31, 2008 were $18.8 million, compared to $28.4 million for the year ended December 31, 2007.

In 2008, Virgin Mobile USA acquired Helio and, in conjunction with the acquisition, made changes to its capital structure which the Company believes significantly improved its structure and outlook. In the year ended December 31, 2008, Virgin Mobile USA reduced its debt to $267 million from $324 million on December 31, 2007. Net interest expense in the year ended December 31, 2008 was $30.7 million, down 42% from $53.4 million last year.

John Feehan, Chief Financial Officer of Virgin Mobile USA, commented, “Our business model produced excellent profitability and free cash flow in 2008, as a result of our strong operational discipline and focus on continuing improvement to our capital structure. With the improved liquidity from our equity partners to support the business, we are well-positioned to continue to invest in the business as well as produce growing free cash flow in 2009.”

Key Metric Performance Review for the Fourth Quarter and Full Year 2008

Gross additions (or new Virgin Mobile USA customers who activated their accounts) during the fourth quarter of 2008 totaled 960,421, compared to gross customer additions of 957,541 in the fourth quarter of 2007. Gross additions in the year ended December 31, 2008 were 3,305,857, down 2% from 3,384,460 in the full year 2007. The overall decrease in gross adds in 2008 was a result of the negative gross add performance in the first half of the year in part due to the economic impact on customer spending. This was mostly offset by the implementation and success of our new service plans during the year. Hybrid plans in the fourth quarter of 2008 accounted for 48% of Virgin Mobile USA’s gross adds.

The Company’s cost per gross addition (CPGA) for the fourth quarter of 2008 was $101.93, compared to CPGA of $120.68 in the fourth quarter of 2007. CPGA in the year ended December 31, 2008 was $108.68, compared to $111.66 for the full year 2007. Virgin Mobile USA CPGA in the fourth quarter and in the year ended December 31, 2008 benefited from improving handset costs and a reduction in marketing spend following investments in its new service plans during the first half of the year.

The Company’s cash cost per user (CCPU) for the fourth quarter of 2008 was $13.99 compared with $11.77 in the fourth quarter of 2007. CCPU in the fourth quarter of 2008 was higher due to the first full quarter impact of the acquisition of Helio. CCPU in the fourth quarter of 2008 was also impacted by $5.4 million in transition and restructuring costs, which did not exist in the fourth quarter of 2007. Despite these items and the ongoing growth of hybrid plans in Virgin Mobile USA’s customer base, CCPU in the year ended December 31, 2008 was $12.74 versus $13.05 in 2007, reflecting planned improvements to Virgin Mobile USA’s operational expenses in its core business.

Average monthly customer turnover, or churn for the three months ended December 31, 2008 was 4.8%, a 30-basis point improvement from the same period in 2007. Customer churn in the fourth quarter of 2008 benefited from the success of our monthly hybrid plans, which provide incentives for customers to top up within 30 days, as well as other new customer lifetime management initiatives implemented in the second half of the year. Churn in the year ended December 31, 2008 was 5.2%, compared with 4.9% in the year ended December 31, 2007. As of December 31, 2008, the Company had approximately 5.4 million customers, an increase of 6% over December 31, 2007, reflecting, in part, the acquisition of Helio.

Average revenue per user (ARPU) for the fourth quarter of 2008 was $21.14, reflecting a 4% increase from ARPU of $20.36 in the fourth quarter of 2007, and an increase of 3% from the third quarter of 2008. ARPU in the year ended December 31, 2008 was $20.30, a 4% decline compared to $21.24 in the year ended December 31, 2007. ARPU in the fourth quarter and full year ended December 31, 2007 benefited from the launch of our revised hybrid plans in the second quarter of 2008. The fourth quarter of 2008 marked the second consecutive quarter of sequential growth in ARPU from $19.49 in the second quarter and was the result of the impact of our recent acquisition of Helio as well as continued adoption of the new hybrid plans.

Outlook

Virgin Mobile USA believes that the current economic environment is causing a shift in the consumer mindset to a focus on value, which may make its products and services more relevant to consumers in 2009. The current economic environment is unpredictable and presents challenges for all businesses. Within this environment, Virgin Mobile USA will continue to focus on high quality hybrid customer additions and strong cash flow. Virgin Mobile USA’s management believes the operational initiatives it has put in place in recent quarters, including new service plans, improved handsets, increased distribution and operational cost savings, will enable it to continue to produce positive business trends and position the Company for growth in Adjusted EBITDA and free cash flow in 2009. These metrics will be management’s core focus for the year.

2009

•	Adjusted EBITDA is expected to be $110 - $125 million; Adjusted EBITDA excluding transition and restructuring costs is expected to be $117 - $132 million.

•	Free cash flow is expected to be $35 - $45 million.

First Quarter 2009

•	Adjusted EBITDA is expected to be $30 - $35 million; Adjusted EBITDA excluding transition and restructuring costs is expected to be $34 - $39 million.

•	Due to the timing of certain handset and other payments following the holiday season, free cash flow is expected to be ($10) - $0 million.

Recent highlights

•	Lowered international long distance rates to Latin America, Asia, and other areas across the globe to offer customers rates as low as two cents per minute.

•	Surveyed customers about how they are coping with economic conditions. Over two-thirds of those surveyed feel that Virgin Mobile USA saves them money.

•

Added new mobile content and features including two new youth-oriented mobile Web sites produced by The Associated Press — AP Entertainment and CUBI — “Can You Believe It?” and Slifter, a mobile shopping tool that searches neighboring retail locations displaying price, availability and product details.

•

Introduced Connect, a new social networking dashboard designed to give quick and easy access to the latest updates from key social media and networking sites, to our postpaid customers. Virgin Mobile USA plans to introduce the same feature to its prepaid customers in Q2 2009.

•	Launched “Mobile Lounge,” a Virgin Mobile USA customer-exclusive mobile community available on the VirginXL storefront.

•	Provided customers with free streaming videos, available on their Virgin Mobile handsets, of selected performances from 2008’s Virgin Mobile Festival.

In 2009, Virgin Mobile USA highlights include:

•	Announcing its title sponsorship of the highly anticipated Britney Spears tour which kicks off tonight in New Orleans;

•

Launching the Ocean 2, Virgin Mobile USA’s newest handset featuring a host of 3G options, including easy and fast access to social networks and popular applications such as Google Maps, Garmin Mobile, MySpace and YouTube; and

•

Introducing a pink LG phone with sales proceeds going toward the Susan G. Komen for the Cure®, the world’s largest organization dedicated to fighting breast cancer, with Virgin Mobile USA and Best Buy committing to donate a minimum of $150,000 to Susan G. Komen for the Cure’s programs.

Earnings Conference Call

Virgin Mobile USA will host a conference call Tuesday, March 3, 2009 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 1-888-354-3598 (toll-free domestic) or 1-706-643-8861 (international); passcode: 83878229. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 1-800-642-1687 (toll-free domestic) or 1-706-645-9291 (international); passcode: 83878229. The webcast will be archived on Virgin Mobile USA’s web site after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, was recently rated the best prepaid wireless service for the fourth year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean 2 and unlimited All-in voice plans can be explored at www.helio.com.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	As of December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$12,030	$19
Accounts receivable, less allowances of $6,345 at December 31, 2008 and $610 at December 31, 2007	64,737	57,956
Due from related parties	132	321
Other receivables	12,993	14,613
Inventories	132,410	137,364
Prepaid expenses and other current assets	21,563	19,722

Total current assets	243,865	229,995

Property and equipment, net	49,170	45,913
Acquired intangible assets	49,903	—
Goodwill	11,487	—
Other assets	12,643	6,131

Total assets	$367,068	$282,039

Liabilities, minority interest, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$96,365	$111,753
Due to related parties	55,838	56,486
Book cash overdraft	—	2,045
Accrued expenses and other current liabilities	112,842	73,142
Deferred revenue	136,367	128,125
Current portion of long-term debt	26,395	32,669

Total current liabilities	427,807	404,220
Non-current liabilities:
Long-term debt	170,779	244,037
Related party debt	70,000	45,000
Other liabilities	2,365	3,981

Total liabilities	670,951	697,238

Minority interest in consolidated subsidiaries	1,747	—
Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 50,000 shares authorized, and 50,000 shares issued and outstanding at December 31, 2008, and 0 shares issued and outstanding at December 31, 2007	50,000	—
Stockholders’ deficit:
Common stock:
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized, and 64,709,646 shares issued and outstanding, net of 37,560 treasury shares at December 31, 2008, and 53,136,839 shares issued and outstanding, net of 13,231 treasury shares at December 31, 2007	647	532
Class C common stock, par value $0.01 per share - 999,999 shares authorized, and 115,062 shares issued and outstanding at December 31, 2008 and 2007.	1	1
Class B common stock, par value $0.01 per share - 1 share authorized, issued and outstanding at December 31, 2008 and 2007.	—	—
Additional paid-in-capital	390,637	340,382
Accumulated deficit	(746,915)	(754,860)
Accumulated other comprehensive loss	—	(1,254)

Total stockholders’ deficit	(355,630)	(415,199)

Total liabilities, minority interest, preferred stock and stockholders’ deficit	$367,068	$282,039

Virgin Mobile USA, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating revenue
Net service revenue	$326,677	$296,780	$1,235,870	$1,239,533
Net equipment revenue	20,402	32,948	87,623	85,890

Total operating revenue	347,079	329,728	1,323,493	1,325,423
Operating expenses
Cost of service (exclusive of depreciation and amortization)	107,628	79,423	367,104	362,043
Cost of equipment	118,479	133,106	426,249	425,263
Selling, general and administrative (exclusive of depreciation and amortization)	109,124	111,576	433,051	446,708
Restructuring expense	2,461	—	8,972	—
Depreciation and amortization	12,068	8,258	40,128	33,608

Total operating expenses	349,760	332,363	1,275,504	1,267,622

Operating (loss) income	(2,681)	(2,635)	47,989	57,801

Other expense (income)
Interest expense	7,777	11,808	33,710	54,988
Interest income	(1,245)	(197)	(3,001)	(1,597)

Total interest expense - net	6,532	11,611	30,709	53,391
Other (income) expense	(767)	146	5,686	(129)

Total other expense - net	5,765	11,757	36,395	53,262

(Loss) income before income tax expense and minority interest	(8,446)	(14,392)	11,594	4,539
Income tax expense	(3)	321	1,285	321

(Loss) income before minority interest	(8,443)	(14,713)	10,309	4,218
Minority interest	(4,026)	—	2,364	—

Net (loss) income	(4,417)	(14,713)	7,945	4,218
Preferred stock dividends	750	—	1,083	—

Net (loss) income available to common stockholders	$(5,167)	$(14,713)	$6,862	$4,218

Net (loss) income	(4,417)	(14,713)	7,945	4,218
Other comprehensive (loss) income:
Unrealized gain (loss) on interest rate swap	451	(1,144)	1,254	(2,845)

Total comprehensive (loss) income	$(3,966)	$(15,857)	$9,199	$1,373

Basic and diluted (loss) earnings per share information:
(Loss) earnings per common share - basic	$(0.09)	$(0.30)	$0.13	$0.13
(Loss) earnings per common share - diluted	$(0.12)	$(0.30)	$0.13	$0.08

Weighted average common shares outstanding - basic	56,938	48,364	53,873	31,495
Weighted average common shares outstanding - diluted	64,351	48,364	65,972	53,211

Virgin Mobile USA, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2008	2007
Operating Activities
Net income	$7,945	$4,218
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40,128	33,608
Amortization of deferred financing costs	1,501	3,643
Non-cash charges for stock-based compensation and stock issuance	12,409	7,423
Non-cash charges associated with barter transactions	2,282	—
Non-cash cost of royalties and services	—	693
Provision for bad debts	4,453	202
Write-offs of property and equipment	671	450
Minority interest	2,364	—
Changes in assets and liabilities:
Accounts receivable	6,913	12,803
Due from related parties	189	11,980
Other receivables	1,641	(2,504)
Inventories	12,580	(46,549)
Prepaid expenses and other assets	(4,025)	6,885
Accounts payable	(22,533)	16,510
Due to related parties	(10,108)	15,136
Deferred revenue	1,723	691
Accrued expenses and other liabilities	(13,640)	(25,540)

Net cash provided by (used in) operating activities	44,493	39,649

Investing Activities
Cash acquired, net of acquisition costs	3,158	—
Capital expenditures	(18,773)	(28,443)

Net cash used in investing activities	(15,615)	(28,443)

Financing Activities
Net change in book cash overdraft	(2,045)	(32,724)
Repayment of long-term debt	(79,532)	(183,794)
Net change in related party debt	15,000	(13,000)
Net proceeds from public offering of Class A common stock	(290)	352,672
Proceeds paid to a stockholder for a portion of Virgin Mobile USA, L.P.	—	(136,010)
Proceeds from issuance of Preferred Stock	50,000	—
Proceeds from exercise of options	—	1,669
Other	—	(8)

Net cash used in financing activities	(16,867)	(11,195)

Net increase in cash and cash equivalents	12,011	11
Cash and cash equivalents at beginning of year	19	8

Cash and cash equivalents at end of year	$12,030	$19

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU, cost per gross addition, or CPGA, free cash flow, unlevered free cash flow, Adjusted EBITDA excluding transition and restructuring costs, Adjusted EBITDA margin excluding transition and restructuring costs, Adjusted earnings (loss) per share excluding the amortization of intangibles, and Adjusted earnings (loss) per share excluding the amortization of intangibles, and transitional restructuring costs. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communications industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communications providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers who activated an account during a period or, in the case of postpaid, the number of new or existing customers who entered into a new long-term contract (rather than an extension of an existing contract), unadjusted for churn during the same period. In measuring gross additions, we begin with account activations and exclude returns, customers who have reactivated and fraudulent activations. Returns include “remorse returns” for the postpaid business, within 30 days of activation, and retailer returns for the prepaid business, with the timing dependent on the retailer’s policy. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers who disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers who disconnect from our service is calculated as the total number of customers who disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured divided by the number of days in the period. For the prepaid business, churn includes those pay-by-the-minute customers who we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers who we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who are engaged in a retention program or who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers who voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation because it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. We also have a “service preserver” option which allows customers to extend the 150-day period to one year by replenishing their account using an annual top-up. In this case, we will automatically disconnect their service if an additional top-up is not made within 415 days of the qualifying annual top-up. For the postpaid business, churn includes those customers who either disconnect from our service voluntarily or whose service we disconnect for nonpayment. These calculations are consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions represents the number of new customers who activated an account during a period or, in the case of postpaid, the number of new or existing customers who entered into a new long-term contract (rather than an extension of an existing contract), adjusted for churn during the same period.

End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense (net), income tax expense, tax receivable agreements expense, depreciation and amortization (including the amortization of intangibles associated with our acquisition of Helio), write-offs of property and equipment, non-cash compensation expense, minority interest, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments L.P. prior to the completion of the IPO. Adjusted EBITDA excluding transition and restructuring costs is calculated as Adjusted EBITDA (calculated as above) plus transition and restructuring costs associated with the acquisition of Helio, the outsourcing of IT services to IBM and the workforce reduction taken in the fourth quarter of 2008. Beginning in the second quarter of 2008, we updated our definition of Adjusted EBITDA to exclude minority interest and write-offs of property and equipment. Although these are all necessary elements of our cost structure, they are customary adjustments in the calculation of supplemental metrics. We believe Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs are useful tools in evaluating performance because they eliminate items which do not relate to our core operating performance and provide an indicator which our management uses to evaluate our business. Specifically, our management uses Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs in their calculation of compensation targets, preparation of budgets and evaluations of performance.

We believe that analysts and investors use Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs as a supplemental measure to evaluate our company’s overall operating performance and that these metrics facilitate comparisons with other wireless communications companies. However, Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs have material limitations as an analytical tool and should not be considered in isolation, as an alternative to net income, operating income or any other measures derived in accordance with GAAP, or as a substitute for analysis of our results as reported under GAAP. The items we eliminate in calculating Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs are significant to our business: (1) interest expense is a necessary element of our costs and ability to generate revenue because we incur interest expense related to any outstanding indebtedness, (2) to the extent that we incur income tax, it represents a necessary element of our costs and our ability to generate revenue because ongoing revenue generation is expected to result in future income tax expense, (3) depreciation and amortization are necessary elements of our costs, (4) write-offs of property and equipment eliminate non-productive assets from our balance sheet, reconciling it to our earnings, (5) tax receivable agreements expenses are the costs related to our tax receivable agreements, as they are reimbursements to the Virgin Group, for the utilization of net operating loss carryforwards we received as part of the IPO, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, (6) non-cash compensation expense is expected to be a recurring component of our costs and we may be able to incur lower cash compensation costs to the extent that we grant non-cash compensation, (7) minority interest is the income related to the minority owners of Virgin Mobile USA, L.P. and, therefore, not available to our common stockholders, (8) expense resulting from equity issued to a member represents an actual cost relating to a prior contractual obligation, and (9) expenses associated with Bluebottle USA Investments L.P. prior to the IPO. Furthermore, any measure that eliminates components of our capital structure and the carrying costs associated with the property and equipment on our balance sheet has material limitations as a performance measure. Because Adjusted EBITDA and Adjusted EBITDA excluding transition and restructuring costs are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

Adjusted EBITDA margin and Adjusted EBITDA margin excluding transition and restructuring costs are used to measure our Adjusted EBITDA performance relative to our net service revenue so that we can gauge the performance of Adjusted EBITDA normalized for the changing scale of our business. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our net service revenue.

The following table illustrates the calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA excluding transition and restructuring costs and Adjusted EBITDA margin excluding transition and restructuring costs and reconciles these metrics to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(In thousands, except percentages)	(Unaudited)		(Unaudited)
Net income (loss)	$(4,417)	$(14,713)	$7,945	$4,218
Plus:
Depreciation and amortization	12,068	8,258	40,128	33,608
Interest expense, net	6,532	11,611	30,709	53,391
Income tax expense	(3)	321	1,285	321
Tax receivable agreements (benefit) expense	(764)	—	5,616	—
Non-cash compensation expense	3,202	3,843	12,409	7,423
Write-offs of property and equipment	—	450	671	450
Bluebottle USA Investments L.P. expenses prior to the IPO	—	1	—	283
Minority Interest	(4,026)	—	2,364	—

Adjusted EBITDA	$12,592	$9,771	$101,127	$99,694
Plus:
Restructuring Expense (excluding non-cash items)	2,461	—	8,603	—
Helio transition expense	2,935	—	4,443	—
IBM transition expense	—	—	1,051	—

Adjusted EBITDA, excluding restructuring and transition expenses	$17,988	$9,771	$115,224	$99,694

Adjusted EBITDA margin
Adjusted EBITDA	$12,592	$9,771	$101,127	$99,694
Net service revenue	326,677	296,780	1,235,870	1,239,533

Adjusted EBITDA margin	3.9%	3.3%	8.2%	8.0%

Adjusted EBITDA, excluding restructuring and transition expenses margin
Adjusted EBITDA, excluding restructuring and transition expenses	$17,988	$9,771	$115,224	$99,694
Net service revenue	326,677	296,780	1,235,870	1,239,533

Adjusted EBITDA, excluding restructuring and transition expenses margin	5.5%	3.3%	9.3%	8.0%

Average revenue per user, or ARPU, is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. The weighted average number of customers is the sum of the average customers for each day during that period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues. As discussed above, net service revenue and ARPU now include the surcharge for USF collected from customers, formerly recorded as a reduction in cost of service.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(In thousands, except number of months and ARPU)	(Unaudited)		(Unaudited)
Net service revenue	$326,677	$296,780	$1,235,870	$1,239,533
Divided by weighted average number of customers	5,151	4,858	5,073	4,864
Divided by number of months in the period	3	3	12	12

ARPU	$21.14	$20.36	$20.30	$21.24

Cash cost per user, or CCPU, is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (1) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (2) general and administrative expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO, non-cash compensation expenses and write-offs of property and equipment, (3) restructuring expenses, (4) net loss on equipment sold to existing customers, (5) cooperative advertising in support of existing customers and (6) other expense (income), excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA

Investments L.P. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. As discussed below under “Change in Accounting Principle,” CCPU now includes USF taxes on a gross basis, with the surcharge collected from customers now reflected in ARPU. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communications companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(in thousands, except number of months and CCPU)	(Unaudited)		(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$107,628	$79,423	$367,104	$362,043
Less: Cost of service associated with initial customer acquisition	(641)	(586)	(2,148)	(2,261)
Add: General and administrative expenses (excluding Bluebottle Investments L.P. prior to the IPO)(1)	89,429	79,582	336,316	338,548
Add: Restructuring expense	2,461	—	8,972	—
Less: Non-cash compensation expense	(3,202)	(3,843)	(12,409)	(7,423)
Less: Write-offs of property and equipment	—	(155)	(671)	(155)
Add: Net loss on equipment sold to existing customers	20,154	16,604	77,656	69,026
Add: Cooperative advertising expenses in support of existing customers	411	344	549	2,348
Add: Other expense (income), net of debt extinguishment costs and Bluebottle USA Investments L.P.	(3)	146	70	(135)

Total CCPU costs	$216,237	$171,515	$775,439	$761,991
Divided by weighted average number of customers	5,151	4,858	5,073	4,864
Divided by number of months in the period	3	3	12	12

CCPU	$13.99	$11.77	$12.74	$13.05

(1)

There were no Bluebottle USA Investments L.P. expenses incurred during 2008. Bluebottle USA Investments L.P. expenses were $0 and $277 for three months and the year ended December 31, 2007, respectively.

Cost per gross addition, or CPGA, is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (1) selling expenses less cooperative advertising in support of existing customers, (2) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, write-offs of property and equipment and equity issued to a member, and (3) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communications providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(In thousands, except CPGA)	(Unaudited)		(Unaudited)
Selling expenses	$19,695	$31,994	$96,735	$107,883
Add: Cost of equipment	118,479	133,106	426,249	425,263
Less: Net equipment revenue	(20,402)	(32,948)	(87,623)	(85,890)
Less: Write-offs of property and equipment	—	(295)	—	(295)
Less: Net loss on equipment sold to existing customers	(20,154)	(16,604)	(77,656)	(69,026)
Less: Cooperative advertising in support of existing customers	(411)	(344)	(549)	(2,348)
Add: Cost of service associated with initial customer acquisition	641	586	2,148	2,261

Total CPGA costs	$97,848	$115,495	$359,304	$377,848
Divided by gross additions	960	957	3,306	3,384

CPGA	$101.93	$120.68	$108.68	$111.66

Free cash flow is calculated as net cash provided by operating activities less capital expenditures. Unlevered free cash flow is calculated as free cash flow plus interest payments. Free cash flow and unlevered free cash flow are non-GAAP financial measures that indicate cash generated by our business after operating expenses and capital expenditures and, in the case of unlevered free cash flow, before interest payments. We believe these measures help to (1) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (2) measure our ability to pursue growth opportunities, and (3) determine the amount of potential cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends, subject to the terms and conditions of our Senior Secured Credit Agreement. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use free cash flow and unlevered free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of free cash flow and unlevered free cash flow and reconciles free cash flow and unlevered free cash flow to cash provided by operating activities which we consider to be the most directly comparable GAAP financial measure.

	Year Ended December 31,
	2008	2007
(in thousands)	(Unaudited)
Net cash provided by operating activities	$44,493	$39,649
Less:
Capital expenditures	(18,773)	(28,443)

Free cash flow	25,720	11,206
Add:
Cash paid for interest	32,056	51,451

Unlevered free cash flow	$57,776	$62,657

Pro Forma Earnings Per Share (Unaudited). Virgin Mobile USA is presenting its earnings per share for 2007 on a pro forma basis to reflect its IPO, which took place in October 2007.

The calculation of diluted earnings per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of January 1, 2007 for the three months and year ended December 31, 2007 to common stock based on a conversion rate used in the reorganization. Pro forma earnings per share reflects shares issued in the IPO, which are assumed to be outstanding for all of 2007.

	Three months ended December 31, 2007	Year ended December 31,2007
(In thousands, except per share amounts)	(Unaudited)
Net income	$(14,713)	$4,218

Weighted average shares outstanding - diluted	48,364	53,211
Adjustments for pro forma weighted average shares:
Increase in common shares outstanding if IPO occurred on January 1, 2007	4,370	21,146
Sprint ownership in Virgin Mobile USA, L.P. converted in shares of common stock	—	(8,672)

Pro forma weighted average shares outstanding - diluted	52,734	65,685

(Loss) earnings per share - diluted	$(0.30)	$0.08
Pro forma (loss) earnings per share - diluted	$(0.28)	$0.06

Adjusted earnings per share. The Company is presenting adjusted earnings per share which excludes the amortization of intangibles associated with the acquisition of Helio which occurred on August 22, 2008 as well as transition and restructuring costs associated with the acquisition of Helio, the outsourcing of IT services to IBM and the workforce reduction taken in the fourth quarter of 2008.

	Three months ended December 31, 2008	Year ended December 31,2008
	(Unaudited)
(Loss) earnings per share - diluted	$(0.12)	$0.13
Amortization of Intangibles per share (1)	0.04	0.04

Adjusted (loss) earnings per share	(0.08)	0.17
Restructuring expense (1)	0.01	0.05
Helio transition expense (1)	0.02	0.03
IBM transition expense (1)	—	0.01

Adjusted (loss) earnings per share - diluted, excluding amortization of intangibles and transition and restructuring costs	$(0.05)	$0.26

(1)	Adjustment amounts are presented net of taxes and minority interest share.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/